EXHIBIT B-2

                                                                  DRAFT 07/02/03


                          THIRD AMENDMENT TO FUEL LEASE

         THIS THIRD AMENDMENT TO FUEL LEASE (this "AMENDMENT") is entered into as of this ___ of July, 2003 between ARNOLD FUEL, INC., a Delaware corporation, as lessor (the "LESSOR") and INTERSTATE POWER AND LIGHT COMPANY, an Iowa corporation, as lessee (the "LESSEE").

                              W I T N E S S E T H:

         WHEREAS, the Lessor and the Lessee are parties to that certain Fuel Lease dated as of August 21, 1973, as amended (the "FUEL LEASE"); and

         WHEREAS, the Lessor and the Lessee desire to amend the Fuel Lease in certain respects in order to correct certain definitions and terminology to reflect better the financing that the Lessor will use to support the acquisition and leasing of Nuclear Fuel to the Lessee under the Fuel Lease;

         NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1. DEFINED TERMS. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings attributed to them in the Fuel Lease.

        2. AMENDMENT OF FUEL LEASE. The Fuel Lease is hereby amended as follows:

        (a) The existing definitions of the terms "Assignee," "Credit Agreement," "Daily Lease Charge" and "Security Agreement" in Section 1 of the Fuel Lease are hereby amended in their entirety to read as follows:

                "ASSIGNEE" means each Person to which any part of the Lessor's interest under this Lease, or any rents or other rights of the Lessor under this Lease, shall at the time have been assigned, conditionally or otherwise, by the Lessor, as contemplated by Section 26 of the Lease (including, without limitation, the Collateral Agent, the Banks and the holders of any outstanding IT Notes); except:

                (i) in Sections 4, 5, 12, 17, 18, 21 and 22, references to "the Assignee" shall mean the Collateral Agent;

                (ii) in Sections 7, 10, 16 and 19 and where the context otherwise requires, references to "the Assignee" shall mean each Assignee, severally, and

                (iii) references to "the Lessor and each Assignee" shall mean the Assignee(s) alone if an assignment as contemplated by Section 26 shall be in effect, or the Lessor alone if no such assignment shall be in effect.


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                  "CREDIT AGREEMENT" means (i) the Third Amended and Restated
         Credit Agreement dated as of August 3, 2001 among the Lessor, Bank One, NA individually and as agent, and the Banks party thereto, relating to the Nuclear Fuel, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) any credit agreement entered into by the Lessor in substitution for or in addition to such Third Amended and Restated Credit Agreement which provides for the extension of loans relating to Nuclear Fuel to the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "DAILY LEASE CHARGE" shall mean, for any calendar day (whether or not a Business Day) during the term of this Lease, the sum of:

                           (i) an accrual for such day of (1) all interest
                  expense and all amortization of debt discount (whether or not paid), with respect to all Commercial Paper, IT Notes, revolving loans under the Credit Agreement and other indebtedness or liabilities incurred or owed by the Lessor pursuant to the Basic Documents, which are outstanding at the close of business on such day and (2) all commitment, standby letter of credit, facility and other fees, costs and expenses (whether or not paid), if any, incurred or owed by the Lessor pursuant to the Basic Documents; plus

                           (ii) an accrual for such day with respect to all
                  amounts paid or due and payable by the Lessor with respect to the transactions contemplated by the Basic Documents for fees and expenses for depositaries or issuing agents' expenses, dealers for the Commercial Paper, and placement agents for the IT Notes; plus

                           (iii) a charge determined by dividing (x) 1/8 of 1%
                  of the Stipulated Loss Value of the Nuclear Fuel at the close of business on such day by (y) 365.

         Any figure used in the computation of any component of the Daily Lease Charge shall be stated to ten decimal places. No accrual, charge or other item which would constitute a part of the Acquisition Cost shall be included in the computation of the Daily Lease Charge.

                  "SECURITY AGREEMENT" shall mean the Third Amended and Restated Security Agreement dated as of July __, 2003 from the Lessor to the Collateral Agent, which creates a security interest in the Nuclear Fuel, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         (b) Section 1 of the Fuel Lease is hereby further amended to add the following new defined terms and related definitions:

                  "BANK" means each of the lenders and participants which is or becomes a party to a Credit Agreement.

                  "BASIC DOCUMENTS" means this Lease, the Note Purchase Agreements, the IT Notes, the Credit Agreement (including any notes issued thereunder to the Banks), the Commercial Paper, the Security Agreement, the Collateral Agency Agreement, the Consent and Agreement,


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         the Management Agreement, the Dealer Agreement, the Assignment
         Agreement, each Bill of Sale, each Fuel Schedule and other agreements related or incidental thereto, as each of the above may be amended, restated, supplemented or otherwise modified from time to time.

                  "COLLATERAL AGENCY AGREEMENT" means the Collateral Agency Agreement dated as of July ___, 2003 among the Collateral Agent, the Banks and the holders of the IT Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "COLLATERAL AGENT" means the Person named as such in the Security Agreement.

                  "CONSENT AND AGREEMENT" means the Consent and Agreement of the Lessee, dated as of July __, 2003, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "DEALER AGREEMENT" means the Dealer Agreement dated [August 21, 1973] between the Lessor and Goldman, Sachs & Co. with respect to the sale of Commercial Paper, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "IT NOTES" means the promissory notes issued by the Lessor from time to time under and in accordance with the terms, provisions and limitations of a Note Purchase Agreement, and shall include, without limitation, the Series 2003 Notes.

                  "MANAGEMENT AGREEMENT" means the Agreement dated as of August 21, 1973 between the Lessor and Broad Street Contract Services, Inc. with respect to management and advisory services to the Lessor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "NOTE PURCHASE AGREEMENT" means any of, and "NOTE PURCHASE AGREEMENTS" means all of, (i) the Note Purchase Agreement dated as of July __, 2003, relating to the issue and sale by the Lessor of the Series 2003 Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) any similar agreements hereafter entered into by the Lessor relating to the purchase and sale of IT Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "PERSON" means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization or other business entity or any government or any political subdivision or agency thereof.

                  "SERIES 2003 NOTES" means the Senior Secured Notes due May 15, 2008 issued by the Lessor.

                  "TERMINATION RENT" shall mean an amount which, when added to the amounts specified in subclauses (i) and (ii) of clause (y) of the


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


         second sentence of Section 19(b), in the case of Section 19(b), or added to the amounts specified in subclauses (i) and (ii) of clause (x) of Section 24(b)(ii)(B), in the case of Section 24(b)(ii)(B), will be sufficient to enable the Lessor (i) to retire, pursuant to the terms of the Basic Documents, all of the Lessor's then outstanding obligations under (A) all Note Purchase Agreements, including all IT Notes issued pursuant thereto, (B) the Credit Agreement, including all notes issued thereunder to Banks, and (C) all Commercial Paper, (ii) to pay all charges, premiums and fees owed to all holders of IT Notes under the Note Purchase Agreements applicable thereto and the Banks under the Credit Agreement and (iii) to pay all other obligations of the Lessor incurred in connection with the implementation of the transactions contemplated by the Basic Documents.

         (c) Clause (i) of the last sentence of Section 5 of the Fuel Lease is hereby amended to read in its entirety as follows:

         "(i) such payment exceeds the amount of the proceeds receivable by the Lessor when it draws down the maximum amount of credit available to it under the Credit Agreement and the IT Notes at the time of such payment to the Lessee and"

         (d) Clause (ix) of Section 19(a) of the Fuel Lease is hereby amended to read in its entirety as follows:

         "(ix) (1) the Credit Agreement shall have terminated pursuant to
         Section 2.04 or Article VII thereof or the Lessor shall be unable to obtain a revolving credit loan pursuant to Section 1.01 of the Credit Agreement or (2) the IT Notes shall have been declared, or shall otherwise have become, due as the result of the occurrence of an event of default as defined and provided in any of the Note Purchase Agreements;"

         (e) Clause (y) of the second sentence of Section 19(b) of the Fuel Lease is hereby amended to read in its entirety as follows:

         "(y) state that on a settlement date occurring not less than 90 nor more than 120 days after the giving of such notice, which settlement date shall be specified therein, the Lessee shall be obligated to pay to the Lessor, as the purchase price for the Nuclear Fuel an amount equal to the sum of (i) the Stipulated Loss Value plus (ii) the Daily Lease Charge accrued to and including the settlement date, including as accrued for the purposes of this computation unamortized debt discount and/or unaccrued interest to maturity with respect to all Commercial Paper outstanding under the Credit Agreement as of the settlement date, plus (iii) the Termination Rent, and"

         (f) Clause (x) of Section 24(b)(ii)(B) of the Fuel Lease is hereby amended to read in its entirety as follows:

         "(x) the sum of (i) the Stipulated Loss Value of the Nuclear Fuel as of the date of such termination of this Lease plus (ii) the Daily Lease Charge accrued to and including such date of termination, including as accrued for the purposes of this computation unamortized debt discount and/or unaccrued interest to maturity with respect to all Commercial Paper outstanding under the Credit Agreement as of such date of termination, plus (iii) the Termination Rent, over"



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


         3. RATIFICATION AND REAFFIRMATION. The Fuel Lease remains in full force and effect and is hereby ratified, approved, and confirmed in all respects. From and after the date first written above, each reference in the Fuel Lease to "this Lease", "hereof," "hereunder," or words of like import, and all references to the Fuel Lease in any and all agreements, instruments, documents, notes, certificates, and other writings of every kind and nature shall be deemed to refer to the Fuel Lease as amended hereby.

         4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one Amendment.

         5.       EFFECTIVE DATE. This Amendment shall become effective as of the date first written above (the "EFFECTIVE DATE") upon execution by the parties hereto.

         6. GOVERNING LAW. This Amendment shall in all respects by governed by, and construed in accordance with, the laws of the State of Iowa, including all matters of construction, validity and performance.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.


                                             ARNOLD FUEL, INC.


                                             By_________________________________
                                               Name:
                                               Title:


                                             INTERSTATE POWER AND LIGHT COMPANY


                                             By_________________________________
                                               Name:
                                               Title



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